Filed Pursuant to Rule 433

Registration No. 333-267182

December 13, 2023

FREE WRITING PROSPECTUS

(To Prospectus dated August 31, 2022,

Prospectus Supplement dated August 31, 2022 and

Stock-Linked Underlying Supplement dated August 31, 2022)

HSBC Bank plc

Autocallable Contingent Income Barrier Notes with Memory Coupon

Linked to the Least Performing of the Equity Securities of Dollar General Corporation, The Estée Lauder Companies Inc. and Target Corporation (the "Reference Asset")

Monthly Contingent Coupon payments at a rate of approximately at least 1.5333% (equivalent to at least 18.40% per annum) (to be determined on the Trade Date), payable if the Official Closing Price of each Underlying on the applicable Observation Date is greater than or equal to 60.00% of its Initial Value

If a Contingent Coupon is not paid on a Coupon Payment Date, such Contingent Coupon will be paid on a later Coupon Payment Date if the Official Closing Price of each Underlying is greater than or equal to 60.00% of its Initial Value

Callable monthly at the principal amount plus the applicable Contingent Coupon on any Call Observation Date on or after December 24, 2024 if the Official Closing Price of each Underlying is at or above its Call Threshold

If the Notes are not called and the Least Performing Underlying declines by more than 40.00%, there is full exposure to declines in the Least Performing Underlying, and you will lose all or a portion of your principal amount

Term: approximately 3 years, if not called

All payments on the Notes are subject to the credit risk of HSBC Bank plc

Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to the risk of exercise of any U.K. Bail-in Power (as described on page FWP-7 of this document) by a relevant U.K. resolution authority. If HSBC Bank plc were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by a relevant U.K. resolution authority, you might not receive all or part of any amounts owed to you under the Notes. See "Consent to U.K. Bail-in Power" and "Risk Factors" in this document and "Risk Factors" in the accompanying Prospectus Supplement for more information

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between HSBC Bank plc and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by any relevant U.K. resolution authority. See "Consent to U.K. Bail-in Power" on page FWP-5 of this document

The Autocallable Contingent Income Barrier Notes with Memory Coupon (each a "Note" and collectively the "Notes") offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this document relates is being used in a market-making transaction. See "Supplemental Plan of Distribution (Conflicts of Interest)" on page FWP-11 of this document.

Investment in the Notes involves certain risks. You should refer to "Risk Factors" beginning on page FWP-7 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $920.00 and $970.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See "Estimated Initial Value" on page FWP-4 and "Risk Factors" beginning on page FWP-7 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per Note	$1,000.00
Total

1HSBC Bank plc or one of our affiliates may pay varying structuring fees of up to 0.60% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. Neither HSBC Bank plc nor any of its affiliates will pay an underwriting discount. See "Supplemental Plan of Distribution (Conflicts of Interest)" on page FWP-11 of this document.

The Notes:

Are Not FDIC Insured	Are Not Covered by the UK Financial Services Compensation Scheme	May Lose Value

HSBC Bank plc

Autocallable Contingent Income Barrier Notes with Memory Coupon

Linked to the Least Performing of the Equity Securities of Dollar General Corporation, The Estée Lauder Companies Inc. and Target Corporation (the "Reference Asset")

Indicative Terms(1)

Principal Amount	$1,000
Term	Approximately 3 years, if not called
Reference Asset	The common stock of Dollar General Corporation (Ticker: DG), the common stock of The Estée Lauder Companies Inc. (Ticker: EL) and the common stock of Target Corporation (Ticker: TGT) (each, a "Company" or an "Underlying" and together the "Underlyings").
Call Feature	The Notes will be automatically called if the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date on or after December 24, 2024. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Contingent Coupon payable on the corresponding Call Payment Date and any previously unpaid Contingent Coupons, if applicable(2).
Call Threshold	With respect to each Underlying, 100.00% of its Initial Value.
Contingent Coupon Rate	At least 1.5333% per month (equivalent to at least 18.40% per annum) (to be determined on the Trade Date).
Contingent Coupon

If the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on an Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Price of any Underlying is less than its Coupon Trigger on an Observation Date: the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date(2). Because the Official Closing Price of any Underlying on that Observation Date is less than its Coupon Trigger, such Contingent Coupon will be paid on a later Coupon Payment Date(2) if the Official Closing Price of each Underlying is equal to or greater than its Coupon Trigger on such later Observation Date, up to and including the Final Valuation Date. Once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date(2), it will not be paid again on any subsequent Coupon Payment Date(2).

Coupon Trigger	With respect to each Underlying, 60.00% of its Initial Value.
Barrier Value	With respect to each Underlying, 60.00% of its Initial Value.
Payment at Maturity per Note

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

If the Reference Return of the Least Performing Underlying is greater than or equal to -40.00%:

$1,000 + final Contingent Coupon + any previously unpaid Contingent Coupons

If the Reference Return of the Least Performing Underlying is less than -40.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon and will lose up to 100% of the Principal Amount at maturity.

Reference Return	With respect to each Underlying, Final Value - Initial Value Initial Value
Least Performing Underlying	The Underlying with the lowest Reference Return.
Trade Date	December 21, 2023
Pricing Date	December 21, 2023
Original Issue Date	December 27, 2023
Final Valuation Date	December 22, 2026
Maturity Date (3)	December 28, 2026
CUSIP / ISIN	40442B4S3 / US40442B4S33

1 As more fully described starting on page FWP-4.

2 See page FWP-4 for Observation Dates, Coupon Payment Dates, Call Observation Dates, and Call Payment Dates.

3 Subject to adjustment as described under "Additional Terms of the Notes" in the accompanying Stock-Linked Underlying Supplement.

The Notes

The Notes may be suitable for investors who believe that the value of the Underlyings will not decrease significantly over the term of the Notes. Unless the Notes are called, so long as the Official Closing Price of each Underlying on an Observation Date is greater than or equal to its Coupon Trigger, you will receive the monthly Contingent Coupon on the applicable Coupon Payment Date. In addition, if a Contingent Coupon is not paid on a Coupon Payment Date because the Official Closing Price of any Underlying on that Observation Date is less than its Coupon Trigger, such Contingent Coupon will be paid on a later Coupon Payment Date if the Official Closing Price of each Underlying is equal to or greater than its Coupon Trigger on such later Observation Date, up to and including the Final Valuation Date. Once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.

If the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date beginning on December 24, 2024, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon and any previously unpaid Contingent Coupons on the corresponding Call Payment Date.

If the Notes are not called and the Final Value of the Least Performing Underlying is greater than or equal to its Coupon Trigger, you will receive a Payment at Maturity equal to 100% of the Principal Amount plus the final Contingent Coupon.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon and you will lose 1% of your principal for every 1% decline of that Least Performing Underlying from its Initial Value. In that case, you will lose up to 100% of the Principal Amount at maturity. Even with any Contingent Coupons paid prior to maturity, your return on the Notes may be negative.

FWP-2

Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been called, whether the Official Closing Price of each Underlying on an Observation Date is greater than or equal to its Coupon Trigger, and whether the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value. If your Notes are not called, you will lose some or all of your Principal Amount at maturity if the Final Value of the Least Performing Underlying is less than its Barrier Value. Even with any Contingent Coupons you received prior to maturity, your return on the Notes may be negative.

Information about the Underlyings

Dollar General Corporation operates a chain of discount retail stores. The Company offer a broad selection of merchandise, including consumable products such as food, paper and cleaning products, health, beauty, pet supplies, and non-consumables such as seasonal merchandise. The Company serves customers in the United States. The shares of common stock of the Company trade and are listed on the New York Stock Exchange under the symbol "DG."
The Estee Lauder Companies Inc. manufactures and markets a wide range of skin care, makeup, fragrance, and hair care products. The Company's products are sold in countries and territories around the world. The shares of common stock of the Company trade and are listed on the New York Stock Exchange under the symbol "EL."
Target Corporation operates general merchandise discount stores. The Company focuses on merchandising operations which includes general merchandise and food discount stores and a fully integrated online business. The Company also offers credit to qualified applicants through its branded proprietary credit cards. The shares of common stock of the Company trade and are listed on the New York Stock Exchange under the symbol "TGT."

The graphs above illustrate the daily performance of DG from December 12, 2013 through December 12, 2023, the daily performance of EL from December 12, 2013 through December 12, 2023 and the daily performance of TGT from December 12, 2013 through December 12, 2023. The closing values in the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results.

For further information on each Underlying, please see “Description of the Reference Asset” beginning on page FWP-10 of this document. We have derived all disclosure regarding each Underlying from publicly available information. Neither HSBC Bank plc nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about each Underlying.

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HSBC Bank plc

Autocallable Contingent Income Barrier Notes with Memory Coupon

Linked to the Least Performing of the Equity Securities of Dollar General Corporation, The Estée Lauder Companies Inc. and Target Corporation (the "Reference Asset")

This document relates to a single offering of Autocallable Contingent Income Barrier Notes with Memory Coupon. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC Bank plc linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC Bank plc

Principal Amount:	$1,000 per Note

Reference Asset:	The common stock of Dollar General Corporation (Ticker: DG), the common stock of The Estée Lauder Companies Inc. (Ticker: EL) and the common stock of Target Corporation (Ticker: TGT) (each, a "Company" or an "Underlying" and together the "Underlyings").

Trade Date:	December 21, 2023

Pricing Date:	December 21, 2023

Original Issue Date:	December 27, 2023

Final Valuation Date:	December 22, 2026, subject to adjustment as described under "Additional Terms of the Notes-Valuation Dates" in the accompanying Stock-Linked Underlying Supplement.

Maturity Date:	3 business days after the Final Valuation Date, expected to be December 28, 2026. The Maturity Date is subject to adjustment as described under "Additional Terms of the Notes-Coupon Payment Dates, Call Payment Dates and Maturity Date" in the accompanying Stock-Linked Underlying Supplement.

Call Feature:	The Notes will be automatically called if the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date on or after December 24, 2024. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Contingent Coupon payable on the corresponding Call Payment Date and any previously unpaid Contingent Coupons, if applicable.

Call Threshold:	With respect to each Underlying, 100.00% of its Initial Value.

Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.

Final Settlement Value:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

If the Reference Return of the Least Performing Underlying is greater than or equal to -40.00%:

$1,000 + final Contingent Coupon + any previously unpaid Contingent Coupons.

If the Reference Return of the Least Performing Underlying is less than -40.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will lose up to 100% of the Principal Amount. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

Least Performing Underlying:	The Underlying with the lowest Reference Return.

Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value - Initial Value Initial Value

Observation Dates and Payment Dates:	Observation Dates	Coupon Payment Dates
	January 24, 2024	January 29, 2024
	February 23, 2024	February 28, 2024
	March 25, 2024	March 28, 2024
	April 24, 2024	April 29, 2024
	May 22, 2024	May 28, 2024
	June 25, 2024	June 28, 2024
	July 24, 2024	July 29, 2024
	August 23, 2024	August 28, 2024
	September 25, 2024	September 30, 2024
	October 23, 2024	October 28, 2024
	November 25, 2024	November 29, 2024
	December 24, 2024*	December 30, 2024**
	January 23, 2025*	January 28, 2025**
	February 25, 2025*	February 28, 2025**
	March 25, 2025*	March 28, 2025**
	April 23, 2025*	April 28, 2025**
	May 22, 2025*	May 28, 2025**
	June 25, 2025*	June 30, 2025**
	July 23, 2025*	July 28, 2025**
	August 25, 2025*	August 28, 2025**
	September 24, 2025*	September 29, 2025**
	October 23, 2025*	October 28, 2025**
	November 24, 2025*	November 28, 2025**
	December 23, 2025*	December 29, 2025**
	January 23, 2026*	January 28, 2026**
	February 25, 2026*	March 2, 2026**
	March 25, 2026*	March 30, 2026**
	April 23, 2026*	April 28, 2026**
	May 22, 2026*	May 28, 2026**
	June 24, 2026*	June 29, 2026**
	July 23, 2026*	July 28, 2026**
	August 25, 2026*	August 28, 2026**
	September 23, 2026*	September 28, 2026**
	October 23, 2026*	October 28, 2026**
	November 24, 2026*	November 30, 2026**
	December 22, 2026	December 28, 2026
	(the Final Valuation Date)	(the Maturity Date)

*These Observation Dates are also Call Observation Dates

**These Coupon Payment Dates are also Call Payment Dates

Each subject to postponement as described under "Additional Terms of the Notes-Valuation Dates" and "Additional Terms of the Notes-Coupon Payment Dates, Call Payment Dates and Maturity Date" in the accompanying Stock-Linked Underlying Supplement.

Call Observation Dates:	The applicable Observation Dates on or after December 24, 2024, as indicated above.

Call Payment Dates:	The applicable Coupon Payment Dates on or after December 30, 2024, as indicated above.

Contingent Coupon:

If the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on an Observation Date, you will receive the Contingent Coupon of at least $15.333 (to be determined on the Trade Date) per $1,000 Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Price of any Underlying is less than its Coupon Trigger on an Observation Date, the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date. In addition, if a Contingent Coupon is not paid on a Coupon Payment Date because the Official Closing Price of any Underlying on that Observation Date is less than its Coupon Trigger, such Contingent Coupon will be paid on a later Coupon Payment Date if the Official Closing Price of each Underlying is equal to or greater than its Coupon Trigger on such later Observation Date, up to and including the Final Valuation Date. Once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.

You may not receive any Contingent Coupon payments over the term of the Notes.

Contingent Coupon Rate:	At least 1.5333% per month (equivalent to at least 18.40% per annum) (to be determined on the Trade Date).

Initial Value:	With respect to each Underlying, its Official Closing Price on the Pricing Date.

Final Value:	With respect to each Underlying, its Official Closing Price on the Final Valuation Date.

Coupon Trigger:	With respect to each Underlying, 60.00% of its Initial Value.

Barrier Value:	With respect to each Underlying, 60.00% of its Initial Value.

CUSIP / ISIN:	40442B4S3 / US40442B4S33

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See "Risk Factors - The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any."

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

FWP-4

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by a relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended (the “Banking Act”), a relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which a relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (as amended, the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA).

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of HSBC Bank plc or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by a relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders and beneficial owners of the Notes are subject to, and will be varied, if necessary, to give effect to, the exercise of any U.K. Bail-in Power by a relevant U.K. resolution authority.

For more information, please see “Risk Factors — You may lose some or all of your investment if any U.K. Bail-in Power is exercised by a relevant U.K. Resolution Authority” in this document and “Description of Debt Securities — Agreement with Respect to the Exercise of UK Bail-in Power” in the accompanying prospectus and “Risk Factors — Risks Relating to all Note Issuances — Under the terms of your notes, you will agree to be bound by the exercise of any UK bail-in power by the relevant UK resolution authority,” “— The notes are the subject of the UK bail-in power, which may result in your notes being written down to zero or converted into other securities, including unlisted equity securities,” “—Your rights may be limited in respect of the exercise of the UK bail-in power by the relevant UK resolution authority,” “— Other powers contemplated by the Banking Act may affect your rights under, and the value of your investment in, the notes” and “— The circumstances under which the relevant UK resolution authority would exercise its UK bail-in power or other resolution tools under the Banking Act or future legislative or regulatory proposals are uncertain, which may affect the value of your notes” in the accompanying prospectus supplement.

The preceding discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC Bank plc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated August 31, 2022, the prospectus supplement dated August 31, 2022, and the Stock-Linked Underlying Supplement dated August 31, 2022. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-7 of this document, page S-1 of the prospectus supplement and page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC Bank plc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/0001140465/000110465922096519/tm2223547d1_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/0001140465/000110465922096478/tm2223547d4_424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/1140465/000110465922096461/tm2223384-4_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT ON THE NOTES

Call Feature

If the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date and any previously unpaid Contingent Coupons, if applicable.

Contingent Coupon

We will pay a monthly Contingent Coupon on a Coupon Payment Date if the Official Closing Price of each Underlying on the applicable Observation Date is greater than or equal to its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled "Description of Notes-Interest and Principal Payments-Recipients of Interest Payments" beginning on page S-17 in the accompanying prospectus supplement. The Contingent Coupon Rate will be at least 18.40% per annum (or at least $15.333 per $1,000 Principal Amount per month, if payable) (to be determined on the Trade Date). In addition, if a Contingent Coupon is not paid on a Coupon Payment Date because the Official Closing Price of any Underlying on that Observation Date is less than its Coupon Trigger, such Contingent Coupon will be paid on a later Coupon Payment Date if the Official Closing Price of each Underlying is equal to or greater than its Coupon Trigger on such later Observation Date, up to and including the Final Valuation Date. Once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.

Payment at Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

If the Reference Return of the Least Performing Underlying is greater than or equal to -40.00%:

$1,000 + final Contingent Coupon + any previously unpaid Contingent Coupons

If the Reference Return of the Least Performing Underlying is less than -40.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon, and will lose up to 100% of the Principal Amount. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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INVESTOR SUITABILITY AND UK MIFIR TARGET MARKET

The Notes may be suitable for you if:

You are a retail investor outside the EEA or UK, or an institutional buyer (for restrictions on offers or sales to retail investors in the EEA and the UK, please see page FWP-11 below).

You have a basic knowledge of and/or experience with the risks associated with structured products, and you are willing to accept a medium or even high level of risks.

You believe that the Official Closing Price of each Underlying will be at or above its Coupon Trigger on most or all of the Observation Dates, and the Final Value of the Least Performing Underlying will be at or above its Barrier Value.

You seek a monthly Contingent Coupon, based on the performance of the Underlyings, that will be paid at the Contingent Coupon Rate of at least 18.40% per annum (to be determined on the Trade Date) if the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on the applicable Observation Date.

You are willing to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

You do not seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -40.00%.

You are willing to lose up to 100% of the Principal Amount.

You are willing to hold the Notes, which will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is at or above its Call Threshold, or you are otherwise willing to hold the Notes to maturity.

You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the Underlyings.

You do not seek an investment for which there will be an active secondary market.

You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be suitable for you if:

You are a retail investor in the EEA or the UK as described under "Prohibition of sales to UK retail investors" and "Prohibition of sales to EEA retail investors" on page FWP-11 below.

You do not have a basic knowledge of and/or experience with the risks associated with structured products and/or are unwilling to accept a medium or even high level of risks.

You believe that the Official Closing Price of at least one Underlying will be below its Coupon Trigger on most or all of the Observation Dates, including the Final Valuation Date, and the Final Value of the Least Performing Underlying will be below its Barrier Value.

You believe that the Contingent Coupon, if any, will not provide you with your desired return.

You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

You seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -40.00%.

You seek an investment that provides full return of principal at maturity.

You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is at or above its Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the Underlyings.

You seek an investment for which there will be an active secondary market.

You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

FWP-6

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

“-Risks Relating to All Note Issuances” in the prospectus supplement; and

"-General Risks Related to Reference Stocks" in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

Your return on the Notes is limited to the Principal Amount plus the Contingent Coupons, if any, regardless of any appreciation in the value of any Underlying.

For each $1,000 Principal Amount, you will receive $1,000 at maturity plus the final Contingent Coupon and any previously unpaid Contingent Coupons, if applicable, if the Final Value of the Least Performing Underlying is equal to or greater than its Coupon Trigger, regardless of any appreciation in the value of any Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Underlyings during the term of the Notes.

The Notes may be called prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupon payments could be as little as approximately 12 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying without regard to the performance of any other Underlying. As a result, you could lose all or some of your initial investment if the Final Value of the Least Performing Underlying is less than its Barrier Value, even if there is an increase in the value of any other Underlying. This could be the case even if any other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

Higher Contingent Coupon Rates or lower Barrier Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the value of that Underlying could close below its Coupon Trigger on an Observation Date or its Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Contingent Coupons or loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value, a lower Coupon Trigger or a higher Contingent Coupon Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity not receive any Contingent Coupons.

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return of the Least Performing Underlying is less than 0.00%. You may lose up to 100% of your investment at maturity. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of any Underlying on an Observation Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Observation Date, unless the Official Closing Price of each Underlying on a subsequent Observation Date, including the Final Valuation Date, is equal to or greater than its Coupon Trigger. If on each of the Observation Dates, the Official Closing Price of any Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than the Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Prices of the Underlyings on the Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of each Underlying is greater than or equal to its Coupon Trigger during the term of the Notes other than on an Observation Date but then decreases on an Observation Date to a value that is less than its Coupon Trigger, the Contingent Coupon will not be payable for the relevant monthly period. Similarly, if the Notes are not called, even if the value of the Least Performing Underlying is greater than or equal to its Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective values on the Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Prices of the Underlyings on the applicable Observation Dates.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of receiving no Contingent Coupons and sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will not receive any Contingent Coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With multiple Underlyings, it is more likely that one of the Underlyings will close below its respective Coupon Trigger on any Observation Date (including the Final Valuation Date) and below its respective Barrier Value on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will not receive any Contingent Coupons, and that you will suffer a significant loss on your investment. In addition, because each Underlying must close above its Call Threshold on a Call Observation Date in order for the Notes to be called, the Notes are less likely to be called than if the Notes were linked to just one Underlying.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the values of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either of the Underlyings would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

General Risk Factors

The Notes are subject to the credit risk of HSBC Bank plc

The Notes are senior unsecured debt obligations of the Issuer, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by a Relevant U.K. Resolution Authority.

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by a relevant U.K. resolution authority as set forth under "Consent to U.K. Bail-in Power" in this document. Accordingly, a U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, a relevant U.K. resolution authority may exercise a U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by a relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of a U.K. Bail-in Power by a relevant U.K. resolution authority with respect to the Notes. See "Consent to U.K. Bail-in Power" in this document, "Description of Debt Securities - Agreement with Respect to the Exercise of UK Bail-in Power" in the accompanying prospectus and "Risk Factors - Risks Relating to all Note Issuances - Under the terms of your notes, you will agree to be bound by the exercise of any UK bail-in power by the relevant UK resolution authority," "- The notes are the subject of the UK bail-in power, which may result in your notes being written down to zero or converted into other securities, including unlisted equity securities," "-Your rights may be limited in respect of the exercise of the UK bail-in power by the relevant UK resolution authority," "- Other powers contemplated by the Banking Act may affect your rights under, and the value of your investment in, the notes" and "- The circumstances under which the relevant UK resolution authority would exercise its UK bail-in power or other resolution tools under the Banking Act or future legislative or regulatory proposals are uncertain, which may affect the value of your notes" in the accompanying prospectus supplement.

The Notes are not insured or guaranteed by any governmental agency of the United States, the United Kingdom or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States, the United Kingdom or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates' internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. Neither we nor HSBC Securities (USA) Inc. are required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which we or HSBC Securities (USA) Inc. are willing to buy the Notes.

Potential conflicts of interest may exist.

We have a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-7

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Official Closing Price of an Underlying on any Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of any Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The numbers appearing in the following table and examples may have been rounded for ease of analysis. The following table and examples assume the following:

▶	Principal Amount:	$1,000

▶	Hypothetical Initial Value of each Underlying*:	$100.00

▶	Hypothetical Call Threshold of each Underlying:	$100.00, 100.00% of its Hypothetical Initial Value

▶	Hypothetical Barrier Value of each Underlying:	$60.00 (60.00% of its Hypothetical Initial Value)

▶	Hypothetical Coupon Trigger of each Underlying:	$60.00 (60.00% of its Hypothetical Initial Value)

▶	Hypothetical Contingent Coupon Rate:	18.40% per annum, payable monthly (1.5333% for each month in which it is payable). The actual Contingent Coupon Rate will be at least 18.40% per annum and will be determined on the Trade Date. If the Official Closing Price (i) of each Underlying on every Observation Date is greater than or equal to its Coupon Trigger or (ii) of each Underlying is greater than or equal to its Coupon Trigger on the Final Valuation Date, the Contingent Coupon paid over the term of the Notes would total approximately $552.00 per $1,000 Principal Amount of the Notes.

* The hypothetical Initial Value of $100.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying will be determined on the Pricing Date and set forth in the final pricing supplement to which this free writing prospectus relates.

	Notes Are Called on a Call Observation Date	Notes Are Not Called on Any Call Observation Date
	Example 1	Example 2	Example 3	Example 4
Initial Value of each Underlying	$100.00	$100.00	$100.00	$100.00
Call Threshold of each Underlying	$100.00	$100.00	$100.00	$100.00
Barrier Value of each Underlying	$60.00	$60.00	$60.00	$60.00
Coupon Trigger	$60.00	$60.00	$60.00	$60.00
Observation Dates	Official Closing Price / Percentage Change of the Least Performing Underlying
1st Observation Date to 11st Observation Date	$63.00 / -37.00% Contingent Coupons: 11 x $15.333 = $168.663	$64.20 / -35.80% Contingent Coupons: 11 x $15.333 = $168.663	$54.00 / -46.00% Contingent Coupons: $0	$54.00 / -46.00% Contingent Coupons: $0
12nd Observation Date (1st Call Observation Date)	$120.00 / 20.00% Contingent Coupons: 1 x $15.333 = $15.333	$63.50 / -36.50% Contingent Coupons: 1 x $15.333 = $15.333	$56.00 / -44.00% Contingent Coupons: $0	$63.00 / -37.00% Contingent Coupons: 12 x $15.333 = $183.996
13rd Observation Date to the 35th Observation Date (including 2nd Call Observation Date to 24th Call Observation Date)	N/A	Official Closing Price is below the Coupon Trigger Contingent Coupons: $0	Official Closing Price is below the Coupon Trigger Contingent Coupons: $0	Official Closing Price is below the Coupon Trigger Contingent Coupons: $0
Final Valuation Date	N/A	$62.10 / -37.90% Contingent Coupons: 24 x $15.333 = $367.992	$59.00 / -41.00% Contingent Coupons: $0	$36.00 / -64.00% Contingent Coupons: $0
Contingent Coupon Payment Amounts Prior to Maturity or Call	$168.663	12 x $15.333 = $183.996	0 x $15.333 = $0	12 x $15.333 = $183.996
Payment if Notes are Called	$1,000 + $15.333 = $1,015.333	N/A	N/A	N/A
Payment at Maturity	N/A	$1,000 + 24 x $15.333 = $1,367.992	$590.00	$1,000 + ($1,000 x -64.00%) = $360.00
Total payments on the Notes	$1,183.996	$1,552.00	$590.00	$543.996
Return of the Notes	18.3996%	55.20%	-41.00%	-45.6004%

FWP-8

Example 1-The Official Closing Price of each Underlying on the first Call Observation Date is greater than or equal to its Call Threshold and the Notes are called.

Underlying	Initial Value	Official Closing Price
DG	$100.00	$125.00 (125.00% of Initial Value)
EL	$100.00	$120.00 (120.00% of Initial Value)
TGT	$100.00	$129.00 (129.00% of Initial Value)

Payment Upon a Call:	$1,015.333

Because the Official Closing Price of each Underlying on the first Call Observation Date is at or above its Call Threshold, the Notes will be called and you will receive $1,015.333 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the prior Contingent Coupon payments of $168.663 received in respect to the previous Observation Dates, we will have paid you a total of $1,183.996 per Note, resulting in a 18.3996% return on the Notes. No extra payment will be made on account of each Underlying closing above its respective Initial Value.

Example 2- The Notes are not called, the Final Value of the Least Performing Underlying is greater than or equal to its Coupon Trigger, and each Underlying closed above its Coupon Trigger (but below its Call Threshold) on all the first 12 Observation Dates prior to maturity.

Underlying	Initial Value	Final Value
DG	$100.00	$115.00 (115.00% of Initial Value)
EL	$100.00	$62.10 (62.10% of Initial Value)
TGT	$100.00	$110.00 (110.00% of Initial Value)

EL is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-37.90%
Payment at Maturity:	$1,367.992

Even though the Official Closing Price of the each Underlying is above the Coupon Trigger on only 12 of the previous Observation Dates prior to maturity, since the Notes are not called and the Final Value of the Least Performing Underlying is above its Coupon Trigger, we will pay you a total of $1,367.992 at maturity per $1,000 Note, reflecting your Principal Amount plus the final Contingent Coupon of $15.333 and the previously unpaid Contingent Coupons of $352.659. When added to the 12 previously paid Contingent Coupons prior to maturity totaling $183.996, the total return on the Notes would be 55.20%.

Example 3-The Notes are not called, the Underlyings did not all close at or above their respective Coupon Triggers on any of the Observation Dates prior to maturity. The Final Value of the Least Performing Underlying is less than its Barrier Value.

Underlying	Initial Value	Final Value
DG	$100.00	$105.00 (105.00% of Initial Value)
EL	$100.00	$59.00 (59.00% of Initial Value)
TGT	$100.00	$110.00 (110.00% of Initial Value)

EL is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-41.00%
Payment at Maturity:	$590.00

Because the Official Closing Price of the Least Performing Underlying is below the Coupon Trigger on all of the previous Observation Dates, since the Notes are not called and the Final Value of the Least Performing Underlying is below its Barrier Value, we will pay you a total of $590.00 at maturity per $1,000 Note. The total return on the Notes would be -41.00%.

Example 4-The Notes are not called, the Final Value of the Least Performing Underlying is less than its Barrier Value, and each of the Underlyings only closed at or above their respective Coupon Triggers on the 12th Observation Date prior to maturity.

Underlying	Initial Value	Final Value
DG	$100.00	$55.00 (55.00% of Initial Value)
EL	$100.00	$36.00 (36.00% of Initial Value)
TGT	$100.00	$63.00 (63.00% of Initial Value)

EL is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-64.00%
Payment at Maturity:	$360.00

Because the Final Value of the Least Performing Underlying is less than its Barrier Value, you will receive $360.00 per $1,000 Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + ($1,000 x -64.00%) = $360.00

When added to the Contingent Coupon payment of $183.996 received on the 12th Observation Date, we will have paid you a total of $543.996 per Note, resulting in a -45.6004% return on the Notes.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will be exposed to any decrease in the value of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

FWP-9

DESCRIPTION OF THE REFERENCE ASSET

Description of DG	Historical Performance of DG
Dollar General Corporation operates a chain of discount retail stores. The Company offer a broad selection of merchandise, including consumable products such as food, paper and cleaning products, health, beauty, pet supplies, and non-consumables such as seasonal merchandise. The Company serves customers in the United States. The shares of common stock of the Company trade and are listed on the New York Stock Exchange under the symbol "DG."

Information filed by the Company with the SEC under the Securities Exchange Act of 1934 ("Exchange Act") can be located on the SEC website (http://www.sec.gov).

The following graph sets forth the historical performance of DG based on the daily historical closing values from December 12, 2013 through December 12, 2023. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of DG should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of DG on any Observation Date, including the Final Valuation Date.

Description of EL	Historical Performance of EL
The Estee Lauder Companies Inc. manufactures and markets a wide range of skin care, makeup, fragrance, and hair care products. The Company's products are sold in countries and territories around the world. The shares of common stock of the Company trade and are listed on the New York Stock Exchange under the symbol "EL."

Information filed by the Company with the SEC under the Securities Exchange Act of 1934 ("Exchange Act") can be located on the SEC website (http://www.sec.gov).

The following graph sets forth the historical performance of EL based on the daily historical closing values from December 12, 2013 through December 12, 2023. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of EL should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of EL on any Observation Date, including the Final Valuation Date.

Description of TGT	Historical Performance of TGT
Target Corporation operates general merchandise discount stores. The Company focuses on merchandising operations which includes general merchandise and food discount stores and a fully integrated online business. The Company also offers credit to qualified applicants through its branded proprietary credit cards. The shares of common stock of the Company trade and are listed on the New York Stock Exchange under the symbol "TGT."

Information filed by the Company with the SEC under the Securities Exchange Act of 1934 ("Exchange Act") can be located on the SEC website (http://www.sec.gov).

The following graph sets forth the historical performance of TGT based on the daily historical closing values from December 12, 2013 through December 12, 2023. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of TGT should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of TGT on any Observation Date, including the Final Valuation Date.

FWP-10

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus and which, for the avoidance of doubt, excludes the exercise of the UK Bail-in Powers) (as defined in the senior indenture) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of any Underlying, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to any Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying's Reference Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC Bank plc or one of our affiliates may pay varying structuring fees of up to 0.60% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. Neither HSBC USA Inc. nor any of its affiliates will pay an underwriting discount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the notes to you.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-89 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

Selling Restrictions

Prohibition of sales to UK retail investors. The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom ("UK"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the "EUWA"); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the "FSMA") and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (the "UK Prospectus Regulation"). Consequently, no key information document required by Regulation (EU) No. 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (the "UK PRIIPs Regulation") for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Prohibition of sales to EEA retail investors. The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the "EU Prospectus Regulation"). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the "EU PRIIPs Regulation") for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling such Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The preceding discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

FWP-11

U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider the matters set forth in "U.S. Federal Income Tax Considerations" in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section "U.S. Federal Income Tax Considerations" in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, Notes that have a term of one year or less could be treated as short-term debt instruments for U.S. federal income tax purposes subject to the treatment described under the heading "U.S. Federal Income Tax Considerations - Tax Treatment of U.S. Holders - Certain Notes Treated as Indebtedness - Short-Term Notes" in the accompanying prospectus supplement. Notes that have a term of more than one year could be treated as debt instruments that are "contingent payment debt instruments" for U.S. federal income tax purposes subject to the treatment described under the heading "U.S. Federal Income Tax Considerations - Tax Treatment of U.S. Holders - Certain Notes Treated as Indebtedness - Contingent Notes" in the accompanying prospectus supplement.

We will not attempt to ascertain whether any Underlying would be treated as a passive foreign investment company ("PFIC") or United States real property holding corporation ("USRPHC"), both as defined for U.S. federal income tax purposes. If any Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by any Underlying and consult your tax advisor regarding the possible consequences to you if any Underlying is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading "U.S. Federal Income Tax Considerations - Tax Treatment of U.S. Holders - Certain Notes Treated as a Put Option and a Deposit or an Executory Contract - Certain Notes Treated as Executory Contracts" in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading "U.S. Federal Income Tax Considerations - Tax Treatment of Non-U.S. Holders" in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Subject to the discussion on "dividend equivalent" payments below and the discussion under the heading "U.S. Federal Income Tax Considerations - Tax Treatment of Non-U.S. Holders" in the accompanying prospectus supplement, we expect to treat Contingent Coupons paid to non-U.S. holders as exempt from U.S. federal income tax (including withholding tax). Notwithstanding the preceding sentence, if we or another withholding agent determine withholding is appropriate with respect to any payments on the Notes, we or such other withholding agent may withhold on any such payments at a 30% rate unless such non-U.S. holder submits a properly completed Internal Revenue Service Form W-8 appropriate to their circumstances that reduces or eliminates such withholding. We will not pay additional amounts on account of any withholding tax.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-12

TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC Bank plc

$[ ]

Autocallable Contingent Income Barrier Notes with Memory Coupon
Linked to the Least Performing of the Equity Securities of
Dollar General Corporation,
The Estée Lauder Companies Inc. and
Target Corporation

December 13, 2023

Free Writing Prospectus

Free Writing Prospectus
Consent to U.K. Bail-in Power	FWP-5
General	FWP-5
Payment on the Notes	FWP-5
Investor Suitability	FWP-6
Risk Factors	FWP-7
Illustrative Examples	FWP-8
Description of the Reference Asset	FWP-10
Events of Default and Acceleration	FWP-11
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-11
U.S. Federal Income Tax Considerations	FWP-12

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-7
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-13

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-16
Description of Notes	S-18
Use of Proceeds and Hedging	S-61
Certain Considerations Related to ERISA and Other U.S Benefit Plans	S-62
U.S. Federal Income Tax Considerations	S-64
Supplemental Plan of Distribution (Conflicts of Interest)	S-89

Prospectus
About this Prospectus	3
Certain Definitions and Presentation of Financial Information	3
Limitation on Enforcement of U.S. Laws Against the Company, its Management and Others	5
Cautionary Statement Regarding Forward-Looking Statements	5
Where You Can Find More Information About the Company	5
HSBC Bank plc	7
Risk Factors	8
Use of Proceeds	9
Consolidated Capitalization and Indebtedness of the Company	10
Description of Debt Securities	11
Book-Entry Procedures	22
Taxation	27
Plan of Distribution (Conflicts of Interest)	35
Legal Opinions	39
Experts	40